Exhibit 99.1

Phio Pharmaceuticals Reports Second Quarter 2023 Financial Results and Provides Business Update

MARLBOROUGH, Mass., August 10, 2023—Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a clinical stage biotechnology company whose proprietary INTASYL™ RNAi platform technology is designed to make immune cells more effective in killing tumor cells, today reported its financial results for the quarter ended June 30, 2023 and provided a business update.

“Following FDA clearance of our IND for PH-762, we are moving forward with plans for a clinical trial for stages one, two and four of cutaneous squamous cell (cSCC), stage four melanoma and Merkel cell,” said Robert Bitterman, President and CEO.

The initial multi-center, dose-escalating, Phase 1b clinical trial is designed to evaluate the safety and tolerability of neoadjuvant use of intratumorally injected PH-762, assess the tumor response, and determine the dose or dose range for continued study of PH-762.

Recent Corporate Updates

•	Announced initiation of a collaborative clinical trial with PH-762, AgonOx's Tumor Infiltrating Lymphocyte Program (AGX148) and Providence Cancer Institute. AgonOx is expected to enroll the first patient this summer.
•	Retained Jennifer Phillips, Pharm.D., as Vice-President for Regulatory Affairs and Corporate Affairs.

Financial Results

Cash Position

At June 30, 2023, the Company had cash of $11.3 million as compared with $11.8 million at December 31, 2022.

Research and Development Expenses

Research and development expenses were $1.4 million for the quarter ended June 30, 2023 compared with $1.3 million for the quarter ended June 30, 2022, an increase of 6%. The increase was primarily due to increased clinical-related costs to support the two PH-762 Phase 1 clinical trials in the U.S., partially offset by decreased costs related to the completion of the Company’s IND-enabling preclinical studies for PH-894 as compared to the prior year period.

General and Administrative Expenses

General and administrative expenses were $1.2 million for the quarter ended June 30, 2023 compared with $1.2 million for the quarter ended June 30, 2022. General and administrative expenses were primarily consistent with the prior year period.

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Net Loss

Net loss was $2.5 million, or $1.47 per share, for the quarter ended June 30, 2023, compared with $2.5 million, or $2.22 per share, for the quarter ended June 30, 2022. Overall, net loss was primarily consistent with the prior year period with changes in research and development expense as described above.

About INTASYL

INTASYL compounds are chemically modified siRNAs that provide efficient, spontaneous cellular uptake and potent, long lasting intracellular activity, targeting a broad range of cell types and tissues. INTASYL drugs are designed to precisely target specific proteins that reduce the body's ability to fight cancer, without the need for specialized formulations or drug delivery systems. INTASYL has demonstrated preclinical efficacy in both Direct-to-Tumor and Adoptive Cell Therapy (ACT) applications.

In comparison to biologics and cell and gene therapies, INTASYL has a favorable preclinical toxicity and safety profile, and a streamlined chemical synthesis that reduces costs and offers substantial dosing convenience to the prescriber and patient.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical stage biotechnology company whose proprietary INTASYL™ RNAi technology is designed to make immune cells more effective in killing tumor cells. INTASYL is the only self-delivering RNAi technology focused on immuno-oncology therapeutics. INTASYL drugs are designed to precisely target specific proteins that reduce the body's ability to fight cancer, without the need for specialized formulations or drug delivery systems.

For additional information, visit the Company's website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact Phio Pharmaceuticals Corp.

ir@phiopharma.com         pr@phiopharma.com

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$1,383	$1,304	$3,517	$2,890
General and administrative	1,164	1,217	2,632	2,271
Total operating expenses	2,547	2,521	6,149	5,161
Operating loss	(2,547)	(2,521)	(6,149)	(5,161)
Total other expense, net	(2)	(10)	(2)	(12)

Net loss	$(2,549)	$(2,531)	$(6,151)	$(5,173)
Net loss per common share: Basic and diluted	$(1.47)	$(2.22)	$(4.28)	$(4.56)
Weighted average number of common shares outstanding: Basic and diluted	1,728,490	1,138,227	1,436,971	1,134,307

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Cash	$11,307	$11,781
Restricted cash	50	50
Prepaid expenses and other current assets	678	615
Right of use asset	98	161
Property and equipment, net	157	183
Other assets	6	24
Total assets	$12,296	$12,814

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable	$641	$779
Accrued expenses	1,647	1,025
Lease liability	104	170
Total preferred stock	–	2
Total stockholders’ equity	9,904	10,838
Total liabilities, preferred stock and stockholders’ equity	$12,296	$12,814

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